Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

ACHIEVES

BILLION DOLLAR GOAL

FORT LAUDERDALE, FL, September 6, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced record results for its first quarter ended July 28, 2018.

For the Three Months ended July 28, 2018:

●	Revenues were $292.6 million − the 15th consecutive quarter of increased growth;

●	Gross Profit exceeded $115 million for the first time – ever;

●	Operating Profit exceeded $63 million for the first time – ever; and

●	Net Income and EPS increased 28% from the prior year to $1.05 – the 13th consecutive quarter of double-digit growth.

“Reaching $1 billion in revenues is more than the achievement of a milestone – it is the culmination of a . . . long ago goal!” proudly exclaimed Nick A. Caporella, Chairman and Chief Executive Officer.

“First, let’s congratulate Team National for achieving that milestone on June 20th,” was a statement made by Nick A. Caporella to a group recently at a National Beverage management meeting. “This year’s Annual Report focuses on a new series of LaCroix themes that just happen to coincide with large cola’s recent M&A strategic endeavors. Some may say – they looked at our past Annual Reports and used our innovative themes to develop their acquisition and competitive strategies.”

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National Beverage Corp.

“Our innovation extends beyond brand development and award-winning packaging; social media programs, atypical marketing methods and in-store BrandED consumer education have all proven to be very successful. With many innovative themes nearing introduction, we are also exploring packaging and distribution options to expedite the introduction of our sparkling waters into additional channels and markets. LaCroix’s overwhelming acceptance in Canada (affectionately pronounced as ‘LaKwah’ by our French-influenced friends) ‘fuels’ our quest to spread the Innocence of LaCroix beyond our borders to satisfy the healthy consumer,” continued Caporella.

“A record-setting week ended September 1, 2018 by a major retailer sends a significant signal that regardless of those that plan to do ‘things’ in the future . . . National Beverage was doing them last week.

Our cult has validated additional new NiCola themes and we are engaged in a launch to captivate the ‘scent’ of exciting, Hispanic ‘hip’ LaCroix innovations . . . what better place than Miami to try our new experience. Our pipeline is in ‘motion’ as they say in Little Havana – so stay tuned for exciting news as we move the ‘rhythm’ into our very own Miami. Momentum, all the way to Havana . . .” chuckled a smiling Caporella.

Our Way is Tastefully . . .

Sparkling !!

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
July 28, 2018 and July 29, 2017

	(in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Net Sales	$292,590	$259,832	$1,008,492	$869,642

Net Income	$48,830	$38,272	$160,332	$116,322

Earnings Per Common Share
Basic	$1.05	$.82	$3.44	$2.50
Diluted	$1.04	$.82	$3.42	$2.49

Average Common Shares Outstanding
Basic	46,619	46,585	46,603	46,569
Diluted	46,919	46,916	46,922	46,803

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.